Exhibit 10.9

SHARES PURCHASE AGREEMENT

This Shares Purchase Agreement (“Agreement”), dated as of 1st October 2008, is by and between PRODIGUS CHALLENGE INC. of Marshall Islands (“Buyer”), and BLUEATLANTIC SHIPPING LIMITED of the Marshall Islands (“Seller”).

RECITALS

WHEREAS, Seller owns all the 500 shares (“the Shares”) of the common stock of INNOVATIVE INVESTMENTS LIMITED of the Marshall Islands (“the Owner”), which shareholding represents a 100% interest in the Owner; (the “Shares”);

WHEREAS, Buyer is a wholly owned subsidiary of DryShips Inc. (“DRYS”), a company incorporated in The Marshall Islands and the shares of which are traded in the Nasdaq Global Market.

WHEREAS, the Owner is the Owner of M.V. POMPANO, registered under Malta flag (the “Vessel”);

WHEREAS, Seller wishes to sell and Buyer wishes to buy the Shares on the terms and conditions contained herein;

WHEREAS, parties acknowledge that the prior written consent of certain lenders to Seller may be required for Seller to deliver the Shares to Buyer.

WHEREAS, pending delivery of the Shares, Seller wishes to convey to Buyer, and Buyer wishes to assume from Seller, all the economic benefits and burdens of the Owner.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:

Governmental Body means any (a) nation, state, country, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (d) multinational governmental organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

Lien means, with respect to the Shares and assets ultimately owned by the Seller, (whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof; or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors, and which under applicable law has the foregoing effect, including any “adverse claim”.

Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

ARTICLE II
PURCHASE OF SHARES; CLOSINGS

Section 2.1         Purchase of Shares Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to acquire and buy from Seller, the Shares, free and clear of all liens immediately upon receipt of the requisite consent of Seller’s Lenders.

Section 2.2          (a) Pending delivery of the Shares, Seller agrees to convey to Buyer, and Buyer agrees to assume from Seller, all of the economic benefits and burdens of the Owner and of ownership of the Vessel. In furtherance of the foregoing, as of 12:01 AM, Athens Time, on the Initial Closing Date (as defined below), Seller shall cause the Owner to hold any funds received from whatever source on account and to the benefit of the Buyer, subject to payment of the Owner’s liabilities and obligations; provided, however, that Seller shall not permit the Owner to incur any new obligations or liabilities without the consent of Buyer. It is clarified that any earnings of the Owner collected or to be collected by the Owner and any and all expenses incurred or to be incurred by the Owner in connection with the time up to 12.00 A.M. Athens time on the Initial Closing Date as defined below shall be to the benefit or at the expense respectively of Seller.

(b)           Commencing from Initial Closing Date, Seller shall cause all charter hire to be received at the account of the Owner with the Lending Bank as per Main Terms of Charter Party forming Exhibit A and with effect from the Initial Closing Date will cause the full amount of such charter hire to be utilized from such account to cover:

(i)	the Vessel’s running expenses under her management by CARDIFF MARINE INC.;

(ii)	the retention account for the payment of principal under the relevant loan facility agreement between the Owner and HSH NORDBANK AG;

(iii)	the interest and any other amounts payable under the relevant loan;

(iv)	any liquidity requirements for the relevant loan;

(v)	any contractual liabilities of the Owner pursuant to any swap agreements

(vi)	any other obligations that have been incurred with Buyer’s consent.

The surplus, if any, from the above,-will be held by the Owner for the account of Buyer and shall be distributed / remitted to Buyer on request as permitted by the existing loan and security documents.

Section 2.3          Voting. Pending the delivery of the Shares, Seller hereby agrees to follow the instructions and to cause the Board of Directors and Officers of the Owner to follow the instructions of Buyer.

It is hereby clarified that the Owner may at any time sell the Vessel provided Buyer approves the terms and conditions of such sale.

Section 2.4         Closings. The closings of the transactions contemplated hereby (the “Closings”) shall take place on dates to be mutually agreed in the premises of Deverakis Law Office (Omega Building, 80 Kifisias Avenue, Marousi) in Athens, Greece, or at such other place upon which Buyer and Seller shall agree. The dates on which the Closings are to be held are referred to in this Agreement as the “Initial Closing Date” and “Final Closing Date” respectively. The Initial Closing Date shall be a date to be agreed by the parties while the Final Closing Date will be a date to be agreed by the parties when the transfer of Shares of the Owner to Buyer will be effected. The parties need not be present at Closings, and documents may be delivered through counsel.

Section 2.5         Purchase Price. The aggregate purchase price payable to Seller for the Shares shall consist of a number of common shares issued by DryShips Inc. (“DRYS”) estimated by both Seller and Buyer to represent a fair market value of the assets ultimately owned by the Seller namely the Vessel which is M.V. POMPANO, currently registered under Malta flag. These DryShips common shares shall be made available to Seller as follows:

On the Initial Closing Date 3,174,767 shares of the common stock of DRYS. The number of these shares has been calculated basis USD 35.5 per share. This price reflects the closing price of the shares of DRYS on the Nasdaq Global Market on the last trading day (excluding the date of the Agreement), that is USD 35.5 per share. In the event the actual indebtedness outstanding on the Initial Closing Date is less than the amount described hereinbelow under 3.1, then Buyer will pay such difference in cash or in shares of common stock of DRYS at USD 35.5 per share at Seller’s option. It is agreed by the parties that (i) from the Initial Closing Date Seller will enjoy all benefits in respect of above shares (including but not limited receipt of dividends and voting rights) (ii) these shares of the common stock of DRYS will be held in escrow until the Final Closing Date; in case such shares are issued in paper form they shall be held in escrow by Seward & Kissel LLP of N.Y.; in case such shares are issued in electronic form, such restriction will be noted and they shall be held in escrow by AST & T. of N.Y. (iii) These shares of the common stock of DRYS will be released by the Escrow Agent without any condition to Seller against transfer of the Shares of the Owner by Seller to Buyer on the Final Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1          (a) Authorization. Seller has full corporate power and authority under its governing documents, directors have taken all necessary action to authorize it, to execute and deliver this Agreement, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof. It is noted that currently there are certain mortgages on the Vessel registered in favour of HSH NORDBANK AG and DVB Bank AG(the “Mortgagee Banks” or each of them the “Lending Bank” or both of them the “Lending Banks”). In above context Seller undertakes to produce to Buyer the Consent of DVB Bank, in respect of above transaction until or latest on the Final Closing Date whilst Buyer hereby undertakes to either obtain the consent of HSH NORDBANK AG in respect of the transactions contemplated herein until or later on the Final Closing Date or timely and fully repay the amount of loan due under the loan agreement between the Owner and HSH NORDBANK AG as per repayment schedule attached to this Agreement as Exhibit B.

(b)           This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

Section 3.2          (a) Title to Shares. Seller owns beneficially and on record all of the Shares and at the Final Closing will own beneficially and on record all of the Shares, in each case free and clear of all Liens, debts, dues and duties of whatsoever nature except as disclosed in clause 3.1 thereof. Such Shares at Final Closing will not be subject to any agreements or understandings with respect to the voting or transfer of any of the Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. At Final Closing Date Seller will have full right to sell, assign, convey and transfer the Shares to Buyer pursuant to the terms hereof and will, upon delivery of a certificate or certificates representing such Shares to Buyer, endorsed, transfer to Buyer title to such Shares, free and clear of any liens, debts, dues and duties of whatsoever nature.

(b)           At Final Closing Date there will not be any, outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, Seller to purchase or otherwise acquire or to sell or otherwise dispose of the Shares or any interest in them.

Section 3.3         Non-Contravention. Except as stated in clause 3.1 thereof neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein on the Final Closing Date shall:

(a)           violate, conflict with, result in a breach of or require notice or consent under (i) any Law, (ii) the governing documents of Seller or (iii) any provision of any agreement or instrument to which Seller is a party;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any Law, to which Seller or the Shares, is subject;

(c)           require notice to or consent of any Governmental Body; or

(d)           result in the imposition or creation of any Lien or duty upon or with respect to the Shares.

Section 3.4          Validity. Except as stated in clause 3.1 thereof, there is no investigation, claim, proceeding or litigation of any type pending or, threatened to which Seller is a party that (i) questions or involves the validity or enforceability of any of Seller’s obligations under this Agreement or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Seller of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

Section 3.5          Litigation. There is no investigation, claim, proceeding or litigation of any type pending or, against the Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1         Authorization. Buyer has full corporate power and authority under governing documents, and its board of directors have taken all necessary action to authorize it, to execute and deliver this Agreement, to consummate the transactions contemplated herein or therein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 4.2        Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein or therein, does or shall violate, conflict with or result in breach of or require notice or consent under any Law, the governing documents of Buyer nor any provision of any agreement or instrument to which Buyer is a party.

Section 4.3         Validity. There is no investigation, claim, proceeding or litigation of any type pending or, threatened to which Buyer is a party that (i) questions or involves the validity or enforceability of any of Buyer’s obligations under this Agreement or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

ARTICLE V
COVENANTS

Section 5.1         Conduct of Business Pending Final Closing. Buyer and Seller agree that between the date of the execution of this Agreement and the Final Closing Buyer and Seller shall (i) conduct the business and maintain and preserve the assets of Seller in the ordinary course of business, and (ii) use their reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct.

Section 5.2         Further Assurances. Subject to the prior written consent of Seller’s Lending Banks or full repayment by Buyer of the balance of the loan due by Seller to the present Lending Bank(s), Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer all of the right, title and interest in and to the Shares undertaken to be sold to Buyer by Seller pursuant to this Agreement, free and clear of all Liens, debts, dues and duties of whatsoever nature, and any other document reasonably requested by Buyer in connection with this Agreement. It is noted that at the time of transfer of the Shares of the Owner to Buyer, that is on the Final Closing Date, the amount of 3,174,767 shares of the Common Stock of DRYS agreed to be held in escrow as per article 2.5, will be released to Seller by the Escrow Agent without any condition.

Section 5.3         Governmental Filings. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law, if any.

Section 5.4          Consents. After the Final Closing, Seller shall obtain any consents or approvals or assist in any filings reasonably required in connection with the transactions contemplated hereby that are requested by Buyer and that have not been previously obtained or made.

Section 5.5         Public Announcements. Neither party shall, without the prior approval of the other party, issue, or permit any of its partners, stockholders, directors, officers, employees, members, managers, agents to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or any regulatory Authority to which relevant party is accountable.

ARTICLE VI
INDEMNIFICATION

Section 6.1         Seller’s Indemnity Obligations. Seller agrees to indemnify Buyer against, and hold Buyer harmless from and against, any amounts that arise from, are based on or relate or otherwise are attributable to (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement, (b) any violation or breach by Seller of or default by Seller under the terms of this Agreement. Buyer shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 6.1.

Section 6.2         Buyer’s Indemnity Obligations. Buyer shall indemnify Seller against, and hold Seller harmless from and against, any and all amounts that arise from, are based on or relate or otherwise are attributable to (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement, (b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement. Seller shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of their rights under this Section 6.2.

Section 6.3          Survival of Indemnity Obligation. The rights and duties contained in this Article VI shall survive the Final Closing.

ARTICLE VII
CONDITIONS TO INITIAL AND FINAL CLOSING

Section 7.1         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated herein are subject, at the option of Buyer, to satisfaction of the following conditions:

(a)           Compliance. Prior to or latest on the Final Closing Date Seller shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Final Closing Date.

(b)           Share Certificate. Latest on the Final Closing Date, Seller shall deliver certificates evidencing the Shares each endorsed in favour of Buyer executed by Seller.

(c)           Orders, Etc. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to prohibit consummation of the transactions contemplated by this Agreement.

(d)           Consents. All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained, save for any consent required from the present Lending Bank(s).

Section 7.2         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated herein are subject, at the option of Seller, to satisfaction of the following conditions:

(a)           Compliance. Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article IV hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Initial Closing Date.

(b)           Orders, Etc. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to prohibit consummation of the transactions contemplated by this Agreement.

(c)           Consents. All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained; however, Seller shall only obtain and provide evidence in connection with the sale of the shares to Buyer upon either (a) consent of the Lending Banks to the sale of the shares or (b) repayment of the Loan of HSH NORDBANK AG at the expense ultimately of Buyer and lifting of the mortgage(s) of DVB Bank latest upon the Final Closing Date.

(d)           Purchase Price. Buyer shall have advanced to Seller the Purchase Price due under Section 2.5.

ARTICLE VIII
TERMINATION

Section 8.1          Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the mutual written agreement of Buyer and Seller;

(b)           By Buyer if any of the conditions set forth in Section 7.1 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer;

(c)           By Seller if any of the conditions set forth in Section 7.2 hereof shall have become incapable of fulfillment and shall not have been waived by Seller;

(d)           By either party by written notice thereof to the other, if the Final Closing contemplated hereby shall not have been consummated on or before 31 December 2009 or such other date, if any, as Buyer and Seller shall agree upon in writing; or

(e)           By Buyer or Seller if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, or imposing a material adverse condition upon, the consummation of this Agreement or the transactions contemplated hereby; provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 8.1 if the event giving rise to such termination right shall be due to the negligent or willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

Section 9.2          Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 9.3         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the fifth day after mailing, by mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice), (c) at the time receipt is acknowledged when delivered by private mail or courier service or (d) received by facsimile at the phone number listed below:

(a)           If to Buyer to:

c/o DryShips Inc.
Omega Building
80 Kifisias Avenue
Marousi, Athens, Greece
Attn: The CEO
Telefax: +30 210 8090505

(b)           If to Seller to:

c/o CARDIFF MARINE INC.
Omega Building
80 Kifisias Avenue
Marousi, Athens, Greece
Attn: Mr. A. Ioannidis
Fax: +30 210 8090205

Section 9.4         Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

Section 9.5          Choice of Law; Resolution of Disputes. This Agreement shall be governed by the laws of England (without regard to the choice of law provisions thereof). All disputes, differences, controversies or claims arising out of or in connection with this Agreement shall be arbitrated at London in the following manner. One arbitrator is to be appointed by each of the parties hereto and the two appointed arbitrators shall appoint a third arbitrator. Their decision or that of any two of them shall be final . The arbitrators shall be commercial persons, conversant with shipping matters and members of the London Maritime Arbitrators Association. Such arbitration is to be conducted in accordance with the rules and on the terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof.

Section 9.6          Construction; Section Headings; Table of Contents. The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto. The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.7         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

For the Buyer

By: /s/ Angelos Papoulias
Name: Angelos Papoulias
Title: Attorney-in-fact

For the Seller

By: /s/ Charalambos Alivizatos
Name: Charalambos Alivizatos
Title: Attorney-in-fact

Summary of Principal Terms of HSH Nordbank Loan Facility
re: m/v Pompano

1.	Loan Facility dated April 2005.

2.	Initial Amount of Principal : USD 46,350,000.

3.	Repayment Period: Ten (10) years from drawdown.

4.	Interest Rate: USD Libor plus:
1. 1,30% p.a for Tranche A (40,170,000)
2. 1.50% p.a for Tranche B (6,180,000)

5.	Loan Repayment Schedule attached.

POMPANO (HULL 1045)
LOAN REPAYMENT SCHEDULE

NO	DATE	INSTALMENT	BALLOON	0/S BALANCE
0	30-Jun-06	0		46.350.000
1	30-Sep-06	600.000		45.750.000
2	30-Dec-06	600.000		45.150.000
3	30-Mar-07	600.000		44.550.000
4	30-Jun-07	600.000		43.950.000
5	30-Sep-07	450.000		43.500.000
6	30-Dec-07	450.000		43.050.000
7	30-Mar-08	450.000		42.600.000
8	30-Jun-08	450.000		42.150.000
9	30-Sep-08	900.000		41.250.000
10	30-Dec-08	900.000		40.350.000
11	30-Mar-09	900.000		39.450.000
12	30-Jun-09	900.000		38.550.000
13	30-Sep-09	450.000		38.100.000
14	30-Dec-09	450.000		37.650.000
15	30-Mar-10	450.000		37.200.000
16	30-Jun-10	450.000		36.750.000
17	30-Sep-10	450.000		36.300.000
18	30-Dec-10	450.000		35.850.000
19	30-Mar-11	450.000		35.400.000
20	30-Jun-11	450.000		34.950.000
21	30-Sep-11	850.000		34.100.000
22	30-Dec-11	850.000		33.250.000
23	30-Mar-12	850.000		32.400.000
24	30-Jun-12	850.000		31.550.000
25	30-Sep-12	850.000		30.700.000
26	30-Dec-12	850.000		29.850.000
27	30-Mar-13	850.000		29.000.000
28	30-Jun-13	850.000		28.150.000
29	30-Sep-13	850.000		27.300.000
30	30-Dec-13	850.000		26.450.000
31	30-Mar-14	850.000		25.600.000
32	30-Jun-14	850.000		24.750.000
33	30-Sep-14	850.000		23.900.000
34	30-Dec-14	850.000		23.050.000
35	30-Mar-15	850.000		22.200.000
36	30-Jun-15	850.000		21.350.000
37	30-Sep-15	850.000		20.500.000
38	30-Dec-15	850.000		19.650.000
39	30-Mar-16	850.000		18.800.000
40	30-Jun-16	850.000	17.950.000	0
	TOTAL	28,400.000	17.950.000	46.350.000